Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Dianne Bernez
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
jeff.dodge@equifax.com	dianne.bernez@equifax.com

Equifax Sets New Records with Strong First Quarter 2016 Results Exceeding Company Expectations

•	Revenue of $728.3 million was up 12 percent (15 percent in local currency) compared to the first quarter of 2015.

•	Diluted EPS of $0.85 was up 16 percent compared to the first quarter of 2015.

•	Adjusted EPS of $1.23 was up 15 percent compared to the first quarter of 2015.

•	Net income attributable to Equifax of $102.1 million was up 16 percent compared to the first quarter of 2015.

•	Adjusted EBITDA margin was 34.2 percent compared to 34.5 percent in the first quarter of 2015.

ATLANTA, April 27, 2016 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended March 31, 2016.

“We are off to a great start in 2016 with our first quarter performance. Broad based growth was driven by our never ending focus on New Product Innovation, strong execution of our Enterprise Growth Initiatives, vertical market strategy, and the acquisition of Veda," said Richard F. Smith, Equifax's Chairman and Chief Executive Officer. "This leadership team is executing at a very high level. We expect our strong growth to continue and, as a result, our financial performance for the year has strengthened from the outlook we last provided.”

Financial Results Summary

The company reported revenue of $728.3 million in the first quarter of 2016, a 12 percent increase from the first quarter of 2015 on a reported basis and up 15 percent on a local currency basis.

First quarter diluted EPS attributable to Equifax was $0.85, up 16 percent from the first quarter of 2015. Adjusted EPS attributable to Equifax was $1.23, up 15 percent from the first quarter of 2015. This financial measure for 2016 excludes the Veda acquisition-related amounts and for 2015 excludes costs for the realignment of internal resources. The financial measure for both 2016 and 2015 excludes the acquisition-related amortization expense, net of associated tax impacts, as described more fully in the attached Q&A.

Net income attributable to Equifax of $102.1 million was up 16 percent compared to the first quarter of 2015. Adjusted EBITDA margin was 34.2 percent, compared to 34.5 percent in the first quarter of 2015. These financial measures for 2016 and 2015 have been adjusted for certain items, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

USIS delivered double digit growth in fraud, auto, commercial and mortgage resellers which helped to offset slower growth in Mortgage Solutions and Financial Marketing Services.

•
Total revenue was $294.9 million in the first quarter of 2016 compared to $284.5 million in the first quarter of 2015, an increase of 4 percent. Operating margin for USIS was 41.6 percent in the first quarter of 2016 compared to 43.3 percent in the first quarter of 2015. Adjusted EBITDA margin for USIS was 48.7 percent in the first quarter of 2016 compared to 50.8 percent in the first quarter of 2015.

•	Online Information Solutions revenue was $218.1 million, up 5 percent from the first quarter of 2015.

•	Mortgage Solutions revenue was $31.6 million, up 1 percent from the first quarter of 2015.

•	Financial Marketing Services revenue was $45.2 million, up 1 percent when compared to the first quarter of 2015.

International's strong, double digit local currency growth benefitted from the broad based double digit organic growth and the Veda acquisition.

•
Total revenue was $158.1 million in the first quarter of 2016, up 17 percent from the first quarter of 2015 and a 30 percent increase on a local currency basis. Operating margin for International was 12.3 percent in the first quarter of 2016, compared to 19.9 percent in the first quarter of 2015. Adjusted EBITDA margin for International was 25.3 percent in the first quarter of 2016, compared to 25.5 percent in the first quarter of 2015.

•	Europe revenue was $60.5 million, up 10 percent from the first quarter of 2015 and up 15 percent on a local currency basis.

•	Latin America revenue was $42.5 million, down 11 percent from the first quarter of 2015 and up 15 percent on a local currency basis.

•	Asia Pacific revenue was $27.6 million, driven largely by the Veda acquisition.

•	Canada revenue was $27.5 million, down 10 percent from the first quarter of 2015 and flat on a local currency basis.

Workforce Solutions' strong double digit growth and margin expansion was driven by new product revenue and broadening its customer base for verification services.

•
Total revenue was $180.1 million in the first quarter of 2016, a 21 percent increase from the first quarter of 2015. Operating margin for Workforce Solutions was 43.6 percent in the first quarter of 2016 compared to 40.3 percent in the first quarter of 2015. Adjusted EBITDA margin for Workforce Solutions was 49.5 percent in the first quarter of 2016 compared to 47.3 percent in the first quarter of 2015.

•	Verification Services revenue was $99.2 million, up 16 percent when compared to the first quarter of 2015.

•	Employer Services revenue was $80.9 million, up 29 percent when compared to the first quarter of 2015.

Global Consumer Solutions' double digit growth was driven by double digit growth in Indirect and Resellers and the single digit growth in consumer direct revenue.

•	Revenue was $95.2 million, a 14 percent increase from the first quarter of 2015 and up 16 percent on a local currency basis.

•	Operating margin was 28.3 percent compared to 26.9 percent in the first quarter of 2015. Adjusted EBITDA margin was 30.8 percent compared to 29.8 percent in the first quarter of 2015.

Second Quarter 2016 and Full Year 2016 Outlook

For the second quarter, we expect revenue, including Veda, to be between $795 and $805 million, reflecting constant currency growth of 20% to 22%, partially offset by 3% of foreign exchange headwind. Adjusted EPS is expected to be between $1.34 and $1.36, which is up 17% to 18%. Excluding $0.03 per share negative impact from foreign exchange, this reflects constant currency organic EPS growth of 19% to 21%.

With our strong Q1 performance and outlook for Q2, we are also increasing our full year outlook. For the year, we expect revenue, including the impact of Veda, to be between $3.05 and $3.15 billion, reflecting constant currency revenue growth of 17% to 21%, partially offset by 2% to 3% of foreign exchange headwind. This is up from the previous guidance of $3.0 to $3.1 billion and will move us above the high end of our multi-year financial model of 6% to 8% organic revenue growth. And, we also expect additional growth from our acquisition pipeline, which was not included in our current 2016 outlook.

Adjusted EPS for the year is expected to be between $5.15 and $5.25, which is up 14% to 17%. Excluding approximately $0.12 per share negative impact from foreign exchange, this reflects constant currency organic EPS growth of 17% to 19%. This too is up from the $4.95 to $5.05 that we guided to during our Q4 earnings call.

About Equifax

Equifax powers the financial future of individuals and organizations around the world. Using the combined strength of unique trusted data, technology and innovative analytics, Equifax has grown from a consumer credit company into a leading provider of insights and knowledge that helps its customers make informed decisions. The company organizes, assimilates and analyzes data on more than 800 million consumers and more than 88 million businesses worldwide, and its database includes employee data contributed from more than 5,000 employers.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 21 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,200 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, April 28, 2016 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which (to the extent noted above for different periods) excludes acquisition-related amortization expense, acquisition-specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition, and the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; risks relating to illegal first party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., supervision by the U.K. Financial Conduct Authority of our debt collections services and core credit reporting businesses in the U.K. (including the requirement that we apply for, by June 30, 2015 and March 31, 2016, respectively, both of which have been submitted and are pending; and obtain certain licenses and authorizations to carry on these businesses); federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2016	2015
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$728.3	$651.8
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	253.3	215.1
Selling, general and administrative expenses	243.1	232.9
Depreciation and amortization	55.7	49.6
Total operating expenses	552.1	497.6
Operating income	176.2	154.2
Interest expense	(20.1)	(16.1)
Other expense, net	(2.1)	(0.5)
Consolidated income from operations before income taxes	154.0	137.6
Provision for income taxes	(51.6)	(48.0)
Consolidated net income	102.4	89.6
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(0.3)	(1.3)
Net income attributable to Equifax	$102.1	$88.3
Basic earnings per common share:
Net income attributable to Equifax	$0.86	$0.74
Weighted-average shares used in computing basic earnings per share	118.8	119.4
Diluted earnings per common share:
Net income attributable to Equifax	$0.85	$0.73
Weighted-average shares used in computing diluted earnings per share	120.8	121.7
Dividends per common share	$0.33	$0.29

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96.8	$93.3
Trade accounts receivable, net of allowance for doubtful accounts of $9.4 and $7.5 at March 31, 2016 and December 31, 2015, respectively	424.7	349.8
Prepaid expenses	55.7	39.3
Other current assets	52.9	79.2
Total current assets	630.1	561.6
Property and equipment:
Capitalized internal-use software and system costs	225.9	212.5
Data processing equipment and furniture	263.7	247.8
Land, buildings and improvements	199.9	194.6
Total property and equipment	689.5	654.9
Less accumulated depreciation and amortization	(292.1)	(288.1)
Total property and equipment, net	397.4	366.8
Goodwill	4,022.3	2,571.0
Indefinite-lived intangible assets	94.9	94.7
Purchased intangible assets, net	1,471.8	827.9
Other assets, net	116.4	79.5
Total assets	$6,732.9	$4,501.5
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$1,185.4	$49.3
Accounts payable	55.9	40.6
Accrued expenses	155.6	112.7
Accrued salaries and bonuses	68.4	139.2
Deferred revenue	108.0	96.8
Other current liabilities	156.1	165.2
Total current liabilities	1,729.4	603.8
Long-term debt	1,883.8	1,138.4
Deferred income tax liabilities, net	364.4	205.5
Long-term pension and other postretirement benefit liabilities	144.7	146.4
Other long-term liabilities	77.8	57.0
Total liabilities	4,200.1	2,151.1
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at March 31, 2016 and December 31, 2015; Outstanding shares - 119.0 and 118.7 at March 31, 2016 and December 31, 2015, respectively	236.6	236.6
Paid-in capital	1,273.4	1,260.5
Retained earnings	3,896.2	3,834.4
Accumulated other comprehensive loss	(384.0)	(484.8)
Treasury stock, at cost, 69.7 shares and 70.0 shares at March 31, 2016 and December 31, 2015, respectively	(2,529.0)	(2,529.9)
Stock held by employee benefit trusts, at cost, 0.6 shares at March 31, 2016 and December 31, 2015	(5.9)	(5.9)
Total Equifax shareholders' equity	2,487.3	2,310.9
Noncontrolling interests	45.5	39.5
Total equity	2,532.8	2,350.4
Total liabilities and equity	$6,732.9	$4,501.5

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2016	2015
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$102.4	$89.6
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	56.8	50.3
Stock-based compensation expense	16.3	18.2
Excess tax benefits from stock-based compensation plans	(10.9)	(14.0)
Deferred income taxes	1.1	3.6
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(45.4)	(30.6)
Prepaid expenses and other current assets	17.5	14.0
Other assets	(0.5)	4.9
Current liabilities, excluding debt	(46.1)	(33.1)
Other long-term liabilities, excluding debt	(0.9)	—
Cash provided by operating activities	90.3	102.9
Investing activities:
Capital expenditures	(40.2)	(21.6)
Acquisitions, net of cash acquired	(1,727.8)	(4.4)
Economic hedges	(10.8)	—
Investment in unconsolidated affiliates, net	—	(0.1)
Cash used in investing activities	(1,778.8)	(26.1)
Financing activities:
Net short-term borrowings (repayments)	900.1	(2.8)
Payments on long-term debt	(10.0)	—
Borrowings on long-term debt	800.0	—
Treasury stock purchases	—	(89.9)
Dividends paid to Equifax shareholders	(39.2)	(34.7)
Dividends paid to noncontrolling interests	(1.7)	(1.6)
Proceeds from exercise of stock options	4.1	11.4
Excess tax benefits from stock-based compensation plans	10.9	14.0
Cash provided by (used in) financing activities	1,664.2	(103.6)
Effect of foreign currency exchange rates on cash and cash equivalents	27.8	(6.5)
Increase (decrease) in cash and cash equivalents	3.5	(33.3)
Cash and cash equivalents, beginning of period	93.3	128.3
Cash and cash equivalents, end of period	$96.8	$95.0

Common Questions & Answers (Unaudited)
(Dollars in millions)

1. How did your reportable segments change as a result of the organizational realignment in Q1 2016?
In the first quarter of 2016, we implemented an organizational realignment which changed our internal structure resulting in the following changes:

• U.S. Information Solutions - did not change.
• International - we have created a new Asia Pacific reporting unit, including the Veda acquisition as well as TDX Australia and India operations, which previously were part of the Europe reporting unit.
• Workforce Solutions - did not change.
• Global Consumer Solutions - name change only (previously Personal Solutions).

Refer to Appendix A on page 14 for detailed information. All historical information below has been conformed to the new segment structure.

2.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended March 31,
					Local Currency
Operating revenue:	2016	2015	$ Change	% Change	% Change*
Online Information Solutions	$218.1	$208.3	$9.8	5%
Mortgage Solutions	31.6	31.3	0.3	1%
Financial Marketing Services	45.2	44.9	0.3	1%
Total U.S. Information Solutions	294.9	284.5	10.4	4%
Europe	60.5	55.1	5.4	10%	15%
Latin America	42.5	47.5	(5.0)	(11)%	15%
Asia Pacific	27.6	2.3	25.3	nm	nm
Canada	27.5	30.5	(3.0)	(10)%	—%
Total International	158.1	135.4	22.7	17%	30%
Verification Services	99.2	85.8	13.4	16%
Employer Services	80.9	62.9	18.0	29%
Total Workforce Solutions	180.1	148.7	31.4	21%
Global Consumer Solutions	95.2	83.2	12.0	14%	16%
Total operating revenue	$728.3	$651.8	$76.5	12%	15%
 *Reflects percentage change in revenue conforming 2016 results using 2015 exchange rates, except for Veda which did not have 2015 results.

nm - not meaningful.

3.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue is as follows:

	Three Months Ended March 31, 2016
	Operating Revenue
(In millions)	Amount	%
Europe	$(3.0)	(5)%
Latin America	(12.1)	(26)%
Canada	(2.9)	(10)%
Asia Pacific	nm	nm
Global Consumer Solutions	(0.9)	(2)%
Total	$(18.9)	(3)%

nm - not meaningful.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.    Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, realignment of internal resources and other costs, and acquisition-related amortization expense:

	Three Months Ended March 31,
	2016	2015	$ Change	% Change
Net income attributable to Equifax	$102.1	$88.3	$13.8	16%
Acquisition-related amortization expense, net of tax, and cash income tax benefit of acquisition-related amortization expense of certain acquired intangibles	30.2	26.5	3.7	14%
Veda acquisition related amounts other than acquisition-related amortization, net of tax (1)	16.3	—	16.3	nm
Realignment of internal resources and other costs, net of tax (2)	—	14.9	(14.9)	nm
Net income attributable to Equifax, adjusted for items listed above	$148.6	$129.7	$18.9	15%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.23	$1.07	$0.16	15%
Weighted-average shares used in computing diluted EPS	120.8	121.7

nm - not meaningful

(1)
During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization. $15.8 million relates to transaction and integration costs in operating income, $5.8 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(2)
The realignment of internal resources and other costs for $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

B.    Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding Veda acquisition related amounts, realignment of internal resources and other costs, income taxes, interest expense, and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended March 31,
(In millions)	2016	2015	$ Change	% Change
Revenue	$728.3	$651.8	$76.5	12%
Consolidated net income attributable to Equifax	102.1	88.3	13.8	16%
Income taxes	51.6	48.0	3.6	8%
Interest expense, net*	18.3	15.4	2.9	19%
Depreciation and amortization	55.7	49.6	6.1	12%
Veda acquisition related amounts (1)	21.6	—	21.6	nm
Realignment of internal resources and other costs, net of tax (2)	—	23.4	(23.4)	(100)%
Adjusted EBITDA, excluding the items listed above	$249.3	$224.7	$24.6	11%
Adjusted EBITDA margin	34.2%	34.5%

nm - not meaningful
*Excludes interest income of $1.8 million in 2016 and $0.7 million in 2015.

(1)
During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates to transaction and integration costs in operating income, $5.8 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(2)
The realignment of internal resources and other costs for $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.

C.    Reconciliation of operating income to Adjusted EBITDA, excluding Veda acquisition related amounts, realignment of internal resources and other costs, depreciation and amortization expense, other income (expense), net, and noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended March 31, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$294.9	$158.1	$180.1	$95.2	nm	$728.3
Operating Income	122.8	19.4	78.6	27.0	(71.6)	176.2
Depreciation and Amortization	20.5	16.4	10.5	2.3	6.0	55.7
Other income/(expense), net*	0.4	1.0	—	—	(5.3)	(3.9)
Noncontrolling interest	—	(0.3)	—	—	—	(0.3)
Adjustments (1)	—	3.6	—	—	18.0	21.6
Adjusted EBITDA	$143.7	$40.1	$89.1	$29.3	$(52.9)	$249.3
Operating Margin	41.6%	12.3%	43.6%	28.3%	nm	24.2%
Adjusted EBITDA Margin	48.7%	25.3%	49.5%	30.8%	nm	34.2%

nm - not meaningful
*Excludes interest income of $0.8 million in International and $1.0 million in General Corporate Expense.

(In millions)	Three Months Ended March 31, 2015
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$284.5	$135.4	$148.7	$83.2	nm	$651.8
Operating Income	123.1	27.1	60.0	22.4	(78.4)	154.2
Depreciation and Amortization	20.9	10.3	10.4	2.4	5.6	49.6
Other income/(expense), net*	0.4	(1.5)	—	—	(0.1)	(1.2)
Noncontrolling interest	—	(1.3)	—	—	—	(1.3)
Adjustments (2)	—	—	—	—	23.4	23.4
Adjusted EBITDA	$144.4	$34.6	$70.4	$24.8	$(49.5)	$224.7
Operating Margin	43.3%	19.9%	40.3%	26.9%	nm	23.7%
Adjusted EBITDA Margin	50.8%	25.5%	47.3%	29.8%	nm	34.5%

nm - not meaningful
*Excludes interest income of $0.7 million in International.

(1)
During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates to transaction and integration costs in operating income, $5.8 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(2)
The realignment of internal resources and other costs for $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Redeemable noncontrolling interest adjustment- During the first three months of 2016, there was not an adjustment of redeemable noncontrolling interest as the redemption value is not in excess of fair value. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Veda acquisition related amounts for transaction expenses incurred as a direct result of the acquisition, as well as integration expense in the first year following the closure of the acquisition - During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates transaction and integration costs in operating income, $5.8 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, and $0.7 million is recorded in interest expense. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and Adjusted EBITDA margin, excluding the Veda acquisition related amounts and realignment of internal resources and other costs - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin, allows investors to evaluate our performance for different periods on a more comparable basis.

Appendix A: Presentation of 2015 Europe reporting unit Operating Revenue and Currency Impact on the Foreign Operations under the new organizational structure discussed in Question 1 on page 8 (Unaudited)
(Dollars in millions)

4. Can you provide a presentation of Europe operating revenue, revenue growth and local currency revenue growth, under the new organizational structure by quarter in 2015?

(In millions)	Europe
	Revenue	Revenue growth %	Local currency revenue growth %*

Q1 2015	$55.1	(1)%	11%
Q2 2015	60.1	(1)%	11%
Q3 2015	60.9	4%	15%
Q4 2015	61.3	3%	9%
Total 2015	$237.4	1%	12%

 *Reflects percentage change in revenue conforming 2015 results using 2014 exchange rates.